Exhibit 99.1

Destination XL Group, Inc. Appoints Digital Transformation Veteran

Elaine Rubin to Board of Directors

CANTON, MA., April 15, 2021– Destination XL Group, Inc. (OTCQX: DXLG), the largest omni-channel specialty retailer of big and tall men’s clothing and shoes, announced today that it has appointed Elaine Rubin, 58, to the Company’s Board of Directors. She will serve as a director until the Company’s next annual meeting of stockholders, at which time she will stand for re-election. With her appointment, the size of the Company’s Board of Directors is seven members. Ms. Rubin is currently the founder and president of Digital Prophets Network, LLC, a consumer-centric digital consulting, advisory and placement firm with a network of digital commerce experts that supports the growth of retail and direct-to-consumer businesses.

“We are excited to welcome Elaine to the board,” said President and CEO Harvey S. Kanter. “With over 25 years of digital experience, Elaine is an e-commerce pioneer, with digital industry insight and expertise in the direct-to-consumer business and consumer marketing.  Elaine’s extensive experience, coupled with DXL’s strategic digital transformation which is well underway, lends us an exponentially greater opportunity to further accelerate our endeavors.”

As the founder and president of Digital Prophets Network, LLC, she has helped well-known retailers develop their dotcom digital strategies.  Prior to that, Ms. Rubin held leadership positions at 1800flowers.com, iVillage.com and amazon.com.  She also cofounded shop.org and served on their board from 1995 until 2010 and served on the board of the National Retail Federation (NRF) from 2001 until 2010.  Ms. Rubin previously served on the boards at the predecessor company of New Moosejaw, LLC as well as Blue Nile, Inc. during the same time Mr. Kanter served as CEO at the respective companies.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.